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                       CONSENT OF INDEPENDENT ACCOUNTANTS




HealthAxis, Inc.
East Norriton, PA

We hereby consent to the incorporation by reference in the Prospectus constituting a part of the Registration Statement on Form S-4 (SEC File No. 333-30256), of our report dated March 16, 2000 except for Notes 10, 13, 16, 17, 18, 19, 25 and 27, which are as of September 29, 2000 and Notes 5, 6, 7 and 26, which are as of October 13, 2000, relating to the consolidated financial statements of HealthAxis, Inc. for the three years in the period ended December 31, 1999 appearing in the Company's Current Report on Form 8-K.



/s/ BDO Seidman, LLP
--------------------
BDO Seidman, LLP


Philadelphia, PA
October 27, 2000